Exhibits 5.1 and 23.1

Taft Stettinius & Hollister LLP

425 Walnut Street, Suite 1800

Cincinnati, Ohio  45202

August 9, 2007

Globalstar, Inc.
461 South Milpitas Blvd.
Milpitas, California 95035

RE:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Globalstar, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 for the registration of an additional 600,000 shares of the common stock, $0.0001 par value, of the Company (the “Shares”) that may be issued pursuant to the Globalstar, Inc. 2006 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined all documents, records, certificates and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based on such examination, we are of the opinion that the Shares covered by the Registration Statement, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in said Registration Statement.

Very truly yours,

TAFT STETTINIUS & HOLLISTER LLP